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                            ISI STRATEGY FUND, INC.
                           ISI STRATEGY FUND SHARES

                               DISTRIBUTION PLAN


                  1. The Plan. This Plan (the "Plan") is a written plan as described in Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act") of the ISI Strategy Fund Shares (the "Shares") of ISI Strategy Fund, Inc. (the "Fund"). Other capitalized terms herein have the meaning given to them in the Fund's prospectus.

                  2. Payments Authorized. (a) The distributor for the shares (the "Distributor") is authorized, pursuant to the Plan, to make payments to any Participating Dealer under a Sub-Distribution Agreement, to accept payments made to it under the distribution agreement between the Distributor and the Fund with respect to the Shares (the "Distribution Agreement") and to make payments on behalf of the Fund to Shareholder Servicing Agents under Shareholder Servicing Agreements.

                           (b) The Distributor may make payments in any
amount, provided that the total amount of all payments made during a fiscal year of the Fund do not exceed, in any fiscal year of the Fund, the amount paid to the Distributor under the Distribution Agreement which is an annual fee, calculated on an average daily net basis and paid monthly, equal to .25% of the average daily net assets of the Shares of the Fund.

                  3. Expenses Authorized. The Distributor is authorized, pursuant to the Plan, from sums paid to it under the Distribution Agreement, to purchase advertising for the Shares, to pay for promotional or sales literature and to make payments to sales personnel affiliated with it for their efforts in connection with sales of Shares. Any such advertising and sales material may include references to other open-end investment companies or other investments, provided that expenses relating to such advertising and sales material will be allocated among such other investment companies or investments in an equitable manner, and any sales personnel so paid are not required to devote their time solely to the sale of the Shares.

                  4. Certain Other Payments Authorized. As set forth in the Distribution Agreement, the Fund assumes certain expenses, which the Distributor is authorized to pay or cause to be paid on its behalf and such payments shall not be included in the limitations contained in this Plan. These expenses include the fees of the Fund's investment advisor; the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any transfer, dividend or account agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and fees payable to the Fund to federal, state or other governmental agencies; the costs and expenses of engraving or printing of certificates representing Shares; all costs and expenses in connection with maintenance of registration to the Fund and its Shares with the Securities and Exchange Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); the costs and expenses of printing, including typesetting, and distributing prospectuses and statements of additional information of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and directors' meetings and of preparing, printing and mailing proxy statements and reports to shareholders, fees and travel expenses of directors or director members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Fund's Shares; charges and expenses of legal counsel, including counsel to the directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and of independent certified public accountants, in connection with any matter relating to the Fund; a portion of membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit;

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extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided therein.

                  5. Other Distribution Resources. The Distributor and Participating Dealers may expend their own resources separate and apart from amounts payable under the Plan to support the Fund's distribution effort. The Distributor will report to the Board of Directors on any such expenditures as part of their regular reports pursuant to Section 6 of this Plan.

                  6. Reports. While this Plan is in effect, the Distributor shall report in writing at least quarterly to the Fund's Board of Directors, and the Board shall review, the following: (i) the amounts of all payments under the Plan, the identity of the recipients of each such payment; (ii) the basis on which the amount of the payment to such recipient was made; (iii) the amounts of expenses authorized under this Plan and the purpose of each such expense; and (iv) all costs of each item specified in Section 4 of this Plan (making estimates of such costs where necessary or desirable), in each case during the preceding calendar or fiscal quarter.

                  7. Effectiveness, Continuation, Termination and Amendment. This Plan has been approved by a vote of the Board of Directors of the Fund and of a majority of the Directors who are not interested persons at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect until and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Fund's Board of Directors and by the vote of a majority of the Directors of the Fund who are not interested persons of the Fund (as defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time (i) by a vote of a majority of the Directors who are not interested persons of the Fund (as defined in the 1940 Act) or (ii) by the vote of the holders of a majority of the Fund's outstanding voting securities (as defined in the 1940
Act). This Plan may not be amended to increase materially the amount of payments to be made without shareholder approval, as set forth in (ii) above, and all amendments must be approved in the manner set forth under (i) above.

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